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MetLife Investors USA Insurance Company
11225 North Community House Road
Charlotte, NC 28277

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

November 10, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 2
     MetLife Investors USA Insurance Company
     MetLife Investors USA Separate Account A
     Registration Statement on Form N-4 (File Nos. 333-197993/811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on November 12, 2014.

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  METLIFE INVESTORS USA INSURANCE COMPANY
  (Depositor)

  METLIFE INVESTORS SEPARATE ACCOUNT A
  (Registrant)

  By: /s/Elizabeth M. Forget
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         Elizabeth M. Forget
         Senior Vice President

  METLIFE INVESTORS DISTRIBUTION COMPANY
  (Principal Underwriter)

  By: /s/Donald Leintz
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         Donald Leintz
         Vice President
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